                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A
                               (Amendment No. 1)
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported)    April 14, 1999
       ------------------------------------------------------------------


                             MICROSEMI CORPORATION
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


            Delaware                0-8866            95-2110371
            --------                ------            ----------
   (State or other jurisdiction   (Commission      (IRS Employer
        of incorporation)         File Number)   Identification No.)

        2830 South Fairview Street, Santa Ana, California        92704
        -------------------------------------------------        -----
             (Address of principal executive offices)         (Zip code)


                                 (714) 979-8220
               --------------------------------------------------
               Registrant's telephone number, including area code

                                 Not Applicable
         --------------------------------------------------------------
         (Former name or former address, if changed, since last report)

                                AMENDMENT NO. 1

     The undersigned Registrant, Microsemi Corporation ("Microsemi"), hereby amends item 7, financial statements and exhibits, of its Current Report on Form 8-K, originally filed with the Securities Exchange Commission on April 28, 1999, reporting the acquisition by Registrant from SymmetriCom, Inc. ("SymmetriCom") of Linfinity Microelectronics, Inc. ("Linfinity"), a Delaware Corporation and a controlled subsidiary of SymmetriCom, pursuant to the Agreement and Plan of Reorganization dated February 10, 1999, as set forth herein and in the pages attached hereto:

Item 7.   Financial Statements and Exhibits.

(a)  Financial statements of business acquired.

          The financial statements of Linfinity Microelectronics, Inc., required by this Item 7(a), are set forth below:

          Report of Independent Auditors.

          Balance sheets as of June 30, 1998 and June 30, 1997.

          Statements of Operations for each of the three fiscal years in the period ended June 30, 1998.

          Statements of Stockholders' Equity for each of the three fiscal years in the period ended June 30, 1998.

          Statements of Cash Flows for each of the three fiscal years in the period ended June 30, 1998.

          Notes to the financial statements for each of the three fiscal years in the period ended June 30, 1998.

          Condensed Balance sheets as of March 31, 1999 and June 30, 1998.

          Condensed Statements of Operations for nine months ended March 31, 1999 and March 31, 1998.

          Condensed Statements of Stockholder's Equity for nine months ended March 31, 1999.

          Condensed Statements of Cash Flows for nine months ended March 31, 1999 and March 31, 1998.

          Notes to the financial statements for nine months ended March 31, 1999 and March 31, 1998.

                        LINFINITY MICROELECTRONICS INC.
                (A Controlled Subsidiary of SymmetriCom, Inc.)

                      Financial Statements for the Years
                      Ended June 30, 1996, 1997 and 1998
                       and Independent Auditors' Report

                         INDEPENDENT AUDITORS' REPORT


          To the Board of Directors and Stockholders of Linfinity
Microelectronics Inc.:

          We have audited the accompanying balance sheets of Linfinity Microelectronics Inc. (the "Company") (a controlled subsidiary of SymmetriCom, Inc.) as of June 30, 1997 and 1998, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1998 in conformity with generally accepted accounting principles.

          As discussed in Note 10 of the financial statements, the Company has significant transactions with SymmetriCom, Inc. Accordingly, the accompanying financial statements may not be indicative of the financial condition or results of operations had the Company operated without such affiliation.



DELOITTE & TOUCHE LLP
San Jose, California
May 21, 1999

                        LINFINITY MICROELECTRONICS INC
                (A Controlled Subsidiary of Symmetricom, Inc.)

                                BALANCE SHEETS
              (In thousands, except share and per share amounts)

                                    ASSETS
                                                                                                      June 30,
                                                                                          --------------------------------
                                                                                                 1997            1998
                                                                                                 ----            ----
Current assets:
  Cash and cash equivalents............................................................         $ 8,586         $ 1,862
  Short-term investment................................................................               -              60
  Accounts receivable - net of allowance of $150 in 1997 and 1998......................          10,125           5,806
  Inventories..........................................................................           8,742           5,209
  Prepaid expenses and other assets....................................................             128              49
  Income taxes receivable..............................................................               -           1,229
  Deferred income taxes................................................................           1,634           4,369
                                                                                                -------         -------

           Total current assets........................................................          29,215          18,584

Property and equipment, net............................................................          16,218          16,433

Other assets, net......................................................................              96               8
                                                                                                -------         -------
Total assets...........................................................................         $45,529         $35,025
                                                                                                =======         =======

                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable.....................................................................         $ 3,648         $ 3,223
  Accrued liabilities..................................................................           4,126           3,224
  Due to Parent........................................................................          11,893           3,145
  Income taxes payable.................................................................             378              31
                                                                                                -------         -------

           Total current liabilities...................................................          20,045           9,623

Deferred income taxes..................................................................           1,762           2,177

Commitments and contingencies (Notes 3, 4 and 5)

Stockholders' equity
  Series A convertible preferred stock, $0.01 par value, 10,000,000 shares authorized; 6,000,000 shares outstanding (aggregate liquidation preference
    Of $12,000.........................................................................          12,936          12,936
  Common stock, $0.01 par value, 20,000,000 shares authorized; 2,151,450 and
    4,192,305 shares outstanding at June 30, 1997 and 1998, respectively...............             153           6,508
  Retained earnings....................................................................          10,633           3,781
                                                                                                -------         -------
           Total stockholders' equity..................................................          23,722          23,225
                                                                                                -------         -------
Total liabilities and stockholders' equity.............................................         $45,529         $35,025
                                                                                                =======         =======

                      See notes to financial statements.

                        LINFINITY MICROELECTRONICS INC.
                (A Controlled Subsidiary of Symmetricom, Inc.)

                           STATEMENTS OF OPERATIONS
                                (In thousands)

                                                 Years Ended June 30,
                                          -------------------------------------
                                            1996          1997           1998
                                           -------       -------       --------
Net sales..............................    $37,795       $54,637       $ 47,270

Cost of sales..........................     22,847        32,708         39,288
                                           -------       -------       --------

Gross profit...........................     14,948        21,929          7,982
                                           -------       -------       --------

Operating expenses:
  Research and development.............      5,832         5,591          6,423
  Selling and marketing................      3,773         6,106          6,188
  General and administrative...........      2,960         4,290          5,318
                                           -------       -------       --------

           Total operating expenses....     12,565        15,987         17,929
                                           -------       -------       --------

Income (loss) from operations..........      2,383         5,942         (9,947)

Other expense, net.....................        334           467            124
                                           -------       -------       --------

Income (loss) before income taxes......      2,049         5,475        (10,071)

Provision (benefit) for income taxes...        697         1,645         (3,219)
                                           -------       -------       --------

Net income (loss)......................    $ 1,352       $ 3,830       $ (6,852)
                                           =======       =======       ========

                      See notes to financial statements.

                        LINFINITY MICROELECTRONICS INC.
                (A Controlled Subsidiary of Symmetricom, Inc.)

                      STATEMENTS OF STOCKHOLDERS' EQUITY
                     (In thousands, except share amounts)

                                                Series A
                                             Preferred Stock             Common Stock
                                           --------------------      --------------------      Retained
                                            Shares      Amount        Shares      Amount       Earnings        Total
                                           ---------    -------      ---------    -------      ---------     ---------
Balances, July 1, 1996..................   6,000,000    $12,936      2,001,950     $   21       $ 5,451       $18,408

Proceeds from exercise of options.......         -          -           10,500          7           -               7
Net income..............................         -          -              -          -           1,352         1,352
                                           ---------    -------      ---------     ------       -------       -------

Balances, June 30, 1996.................   6,000,000     12,936      2,012,450         28         6,803        19,767

Proceeds from exercise of options.......         -          -          139,000        117           -             117
Stock compensation expense..............         -          -              -            8           -               8
Net income..............................         -          -              -          -           3,830         3,830
                                           ---------    -------      ---------     ------       -------       -------

Balances, June 30, 1997.................   6,000,000     12,936      2,151,450        153        10,633        23,722

Proceeds from exercise of options.......         -          -           40,855         45           -              45
Issuance of common stock................         -          -          187,619        591           -             591
Conversion of amounts due to Parent.....         -          -        1,812,381      5,709           -           5,709
Stock compensation expense..............         -          -              -           10           -              10
Net loss................................         -          -              -          -          (6,852)       (6,852)
                                           ---------    -------      ---------     ------       -------       -------

Balances, June 30, 1998.................   6,000,000    $12,936      4,192,305     $6,508       $ 3,781       $23,225
                                           =========    =======      =========     ======       =======       =======

                      See notes to financial statements.

                       LINFINITY MICROELECTRONICS INC.
                (A Controlled Subsidiary of Symmetricom, Inc.)

                          STATEMENTS OF CASH FLOWS
                                (In thousands)

                                                                   Years Ended June 30,
                                                              ------------------------------
                                                               1996       1997        1998
                                                              -------    -------     -------
Cash flows from operating activities:
  Net income (loss)........................................   $ 1,352    $ 3,830     $(6,852)
  Reconciliation to cash provided by (used for)
   operating activities:
    Deferred income taxes..................................       (85)      (510)     (2,320)
    Depreciation and amortization..........................     2,472      2,940       3,313
    Inventory write-down (Note 1)..........................       -          -         8,500
    Loss on disposal of property and equipment.............        39        259          21
    Stock compensation expense.............................       -            8          10
    Changes in:
      Accounts receivable..................................       529     (6,234)      4,319
      Inventories..........................................    (2,038)    (1,425)     (4,967)
      Prepaid expenses and other assets....................      (281)       244          79
      Income taxes receivable..............................       -          -        (1,229)
      Accounts payable.....................................        20      1,555        (425)
      Accrued liabilities..................................      (562)     2,517        (902)
      Due to Parent........................................         4     11,859      (3,039)
      Income taxes payable.................................      (156)       276        (347)
                                                              -------    -------     -------
         Cash provided by (used for) operating activities..     1,294     15,319      (3,839)
                                                              -------    -------     -------
Cash flows from investing activities:
  Purchases of property and equipment......................    (5,299)    (4,071)     (3,549)
  Purchase of short-term investments.......................       -          -           (60)
  Other assets.............................................        91         35          88
                                                              -------    -------     -------
         Cash used for investing activities................    (5,208)    (4,036)     (3,521)
                                                              -------    -------     -------
Cash flows from financing activities:
  Proceeds from exercise of options........................         7        117          45
  Proceeds from sale of stock..............................       -          -           591
  Repayments of debt.......................................       (52)    (5,766)        -
                                                              -------    -------     -------
         Cash provided by (used for) financing activities..       (45)    (5,649)        636
                                                              -------    -------     -------
Net increase (decrease) in cash and cash equivalents.......    (3,959)     5,634      (6,724)

Cash and cash equivalents:
  Beginning of year........................................     6,911      2,952       8,586
                                                              -------    -------     -------
  End of year..............................................   $ 2,952    $ 8,586     $ 1,862
                                                              =======    =======     =======

Supplemental disclosures of cash flow information -
 cash paid during the year for:
  Interest.................................................   $   594    $   589     $   230
                                                              =======    =======     =======
  Income taxes.............................................   $   938    $ 1,879     $   649
                                                              =======    =======     =======
Noncash investing and financing activities - conversion of
 amounts due to Parent.........,...........................                          $ 5,709
                                                                                     =======

                      See notes to financial statements.

                        LINFINITY MICROELECTRONICS INC.
                 (A Controlled Subsidiary of SymmetriCom, Inc.)

                         NOTES TO FINANCIAL STATEMENTS
                    Years Ended June 30, 1996, 1997 and 1998

1.   Organization and Significant Accounting Policies

          Organization - Linfinity Microelectronics Inc. ("Linfinity" or the "Company") (a controlled subsidiary of SymmetriCom, Inc.) designs, manufactures, and markets linear and mixed signal integrated circuits as well as systems-engineered modules primarily for use in power management and communication applications in the commercial, industrial, and defense and space markets. The Company was founded in 1968 as Silicon General Semiconductors ("SGS"). In July 1993, SGS became a controlled subsidiary of SymmetriCom, Inc. (the "Parent") and changed its name to Linfinity Microelectronics Inc.

          Fiscal Period - The Company, for presentation purposes, presents each fiscal year as if it ended on June 30. However, the Company's fiscal year ends on the Sunday closest to June 30. All references to years refer to the Company's fiscal years. Fiscal years 1996, 1997 and 1998 consist of 52 weeks.

          Estimates and Certain Significant Risks and Uncertainties - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          The Company operates in a rapidly changing environment that involves a number of risks, some of which are beyond the Company's control, that could have a material adverse effect on the Company's business, operating results, and financial condition. These risks include variability and uncertainty of revenues and operating results; product concentration, technological change, and new products; competition; intellectual property/litigation; management of growth; dependence on key personnel; limited sources of component supply; licenses from third parties; geographic concentration; acquisitions and investments; international operations; regulatory requirements; expansion of distribution channels; and year 2000 compatibility issues.

          Concentration of Credit Risk - The Company's cash and cash equivalents are deposited with a major financial institution. At times such deposits may be in excess of insured limits. Management believes that the Company's investments in cash equivalents have minimal credit risk.

          The Company sells products primarily to companies in North America and Asia-Pacific. The Company maintains reserves for estimated potential credit losses.

          Cash and Cash Equivalents - Cash equivalents are short-term, highly liquid cash investments with an original maturity of less than 90 days.

          Short-Term Investment - Short-term investments are classified as available-for-sale based on the Company's intended use. Differences, if any, between amortized cost and fair value representing unrealized holding gains or losses are recorded as a component of stockholders' equity as accumulated other comprehensive income/loss. Gains and losses on sales of investments are determined on a specific identification basis. At June 30, 1998, the Company's short-term investment consisted of one certificate of deposit, the cost of which approximated market. No investments were sold in the periods presented.

          Inventories - Inventories are stated at the lower of cost (first-in, first-out) or market. As a result of increased price pressure and weak demand from component manufacturers supplying the personal computer markets as well as an overall decline in the global semiconductor market, the Company included in cost of sales in 1998 a charge of approximately $8,500,000 to reduce inventory to net realizable value.

          Property and Equipment - Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method based on the estimated useful lives of the assets (three to thirty years) or the lease term, if shorter.

          Long-Lived Assets - The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

          Revenue Recognition - Sales are generally recognized upon shipment. Provisions are made for warranty costs, sales returns and price protection.

          Major Customers - No one customer accounted for more than 10% of net sales in fiscal 1996 and 1998, while one customer accounted for 11% of net sales in fiscal 1997. At June 30, 1997, two customers accounted for 14% and 15% of accounts receivable. At June 30, 1998, one customer accounted for 17% of accounts receivable.

          Stock-Based Compensation - The Company accounts for stock-based awards to employees under Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, and as allowed in that statement, they measure compensation using the intrinsic value method in accordance with Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees.

          Income Taxes - The Company accounts for income taxes under an asset and liability approach. Deferred tax liabilities are recognized for future taxable amounts and deferred tax assets are recognized for future deductible amounts.

          Recently Issued Accounting Standards - In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for the Company's fiscal year ending June 30, 2000. Management believes that this statement will not have a significant impact on the Company's financial position, results of operations or cash flows. In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income and No. 131, Disclosures About Segments of an Enterprise and Related Information, which require the Company to report and display certain information related to comprehensive income and operating segments, respectively. Both statements are effective for fiscal years beginning after December 15, 1997. Accordingly, the Company will adopt SFAS No. 130 and SFAS No. 131 starting with its fiscal year ending June 30, 1999. Management believes that these statements will not have a significant impact on the Company's financial position, results of operations or cash flows.


2.   Balance Sheet Details

     Inventories

          Inventories consists of (in thousands):

                                                                 June 30,
                                                           ------------------
                                                             1997      1998
                                                             ----      ----
          Raw materials..............................       $1,728    $  645
          Work-in process............................        5,151     4,188
          Finished goods.............................        1,863       376
                                                            ------    ------
          Inventories................................       $8,742    $5,209
                                                            ======    ======

     Property and Equipment

          Property and equipment consists of (in thousands):

                                                                 June 30,
                                                           ------------------
                                                             1997      1998
                                                             ----      ----
          Land.......................................       $  1,248  $  1,248
          Buildings..................................          8,390     8,931
          Machinery and equipment....................         28,553    30,881
                                                            --------  --------
          Total......................................         38,191    41,060
          Accumulated depreciation and amortization..        (21,973)  (24,627)
                                                            --------  --------
          Property and equipment, net................       $ 16,218  $ 16,433
                                                            ========  ========

     Accrued Liabilities

          Accrued liabilities consist of (in thousands):

                                                                 June 30,
                                                           ------------------
                                                             1997      1998
                                                             ----      ----
          Employee compensation and benefits.........       $2,506    $  801
          Commissions................................        1,186     1,050
          Accrued inventory..........................            -       460
          Other......................................          434       913
                                                            ------    ------
          Accrued liabilities.......................        $4,126    $3,224
                                                            ======    ======

3. Borrowing Arrangements

     In 1997, the Company paid off its note payable of approximately $5.7 million using amounts received from the Parent company. The note bore interest at 10.25% and was collateralized by land, building, and related personal property. In 1998, the Company converted the $5.7 million owed to the Parent to common stock (Note 10).

4. Leases

     The Company owns both its corporate headquarters and its wafer fabrication facilities. Both facilities are in Garden Grove, California. The Company leases certain other facilities and equipment under operating lease agreements which expire at various dates through 2001. Rental expense charged to operations was approximately $424,000, $264,000 and $189,000 in 1996, 1997 and 1998, respectively. Future minimum lease payments at June 30, 1998 are as follows (in thousands):

    Year Ending
      June 30

       1999........................................         $38
       2000........................................          38
       2001........................................          20
                                                            ---
     Total minimum lease payments....................       $96
                                                            ===

5. Contingencies

     The Company is a party to certain legal claims in the normal course of its operations. While the results of such claims cannot be predicted with any certainty, management, after consultation with legal counsel, believes that the final outcome of such matters will not have a material adverse effect on the Company's financial statements.

6. Stockholders' Equity

   Preferred Stock

     At June 30, 1997 and 1998, all outstanding shares of the Company's Series A preferred stock were held by the Parent. Significant terms of the outstanding preferred stock are as follows:

   . Each share of preferred stock is convertible into one share of common stock at any time at the option of the holder (subject to adjustment for events of dilution). Conversion is mandatory upon the vote of a majority of the preferred stockholders.

   . Each share has voting rights equivalent to the number of shares of common stock into which it is convertible.

   . In the event of merger, liquidation, dissolution or winding up of the Company, preferred Series A stockholders are entitled to receive $2.00 per share for Series A prior to any distribution to the common stockholders.

   . Holders of preferred stock are entitled to receive, when and if declared, annual dividends of $0.16 per share, adjusted for any stock dividends, combinations or splits.

   Common Stock

     At June 30, 1997 and 1998, the Parent company held 2,000,000 and 4,000,000 shares of the Company's common stock, respectively. Significant terms of the common stock are as follows:

   . Each share entitles the holder to one vote.

   . In the event of liquidation, dissolution or winding up of the Company, common stockholders are entitled to receive $0.50 per share after all payments have been made to the holders of Series A preferred stock. All remaining assets will then be distributed ratably among the common and preferred stockholders.

     At June 30, 1998, the Company had reserved shares of common stock as follows:

     Conversion of outstanding preferred stock.............         6,000,000
     Employee stock option plan............................         2,307,665
                                                                    ---------
                                                                    8,307,665
                                                                    =========


   Employee Stock Option Plan

     Under the Company's 1993 amended and restated stock option plan, 2,000,000 shares of common stock have been authorized for the grant of incentive or nonstatutory stock options. In 1997, the Company increased the number of authorized shares to 2,500,000. Stock options must be granted at not less than 110% of fair market value on the date of grant to employees or consultants who own more than 10% of the voting power of all classes of stock and not less than 100% of fair market value on the date of grant for all other employees or consultants. Stock options generally have vesting periods of four years and are exercisable as they vest and for a period not to exceed ten years from the date of issuance.

     A summary of stock option activity is as follows:

                                                                                                 Weighted
                                                                                  Number          Average
                                                                                    of           Exercise
                                                                                  Shares           Price
                                                                                  ------           -----
     Outstanding, July  1, 1995 (486,800 exercisable at a
       weighted average price of $0.52)................................         1,783,500          $1.38

     Granted (weighted average fair value of $0.40)....................            60,000           2.65
     Exercised.........................................................           (10,500)          0.66
     Canceled..........................................................          (105,500)          1.34
                                                                                ---------
     Outstanding, June 30, 1996 (844,025 exercisable at a
       weighted average price of $0.93)................................         1,727,500           1.43

     Granted (weighted average fair value of $0.31)....................           538,500           2.98
     Exercised.........................................................          (139,000)          0.84
     Canceled..........................................................          (569,350)          0.72
                                                                                ---------
     Outstanding, June 30, 1997 (666,500 exercisable at a
       weighted average price of $1.61)................................         1,557,650           2.27

     Granted (weighted average fair value of $0.33)....................           515,500           3.15
     Exercised.........................................................           (40,885)          1.09
     Canceled..........................................................          (268,275)          1.90
                                                                                ---------
     Outstanding, June 30, 1998........................................         1,763,990          $2.61
                                                                                =========

     At June 30, 1998, 543,675 options were available for future grant. The following table summarizes information as of June 30, 1998 concerning options outstanding:

                          Options Outstanding                 Options Exercisable
                 -------------------------------------    ---------------------------
                                     Weighted Average                        Weighted
                                        Remaining                             Average
 Exercise            Number          Contractual Life        Number          Exercise
  Prices           Outstanding           (Years)           of Shares           Price
  ------          ------------           -------           ---------           -----
$  0.50              125,000                5.0              125,000            $0.50
   0.80              115,600                5.7              115,600             0.80
   2.65              685,390                7.1              409,165             2.65
   3.15              838,000                9.1              107,500             3.15
                   ---------                                 -------
                   1,763,990                7.9              757,265            $2.08
                   =========                                 =======

     SFAS No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net income (loss) had the Company adopted the fair value method of accounting for stock options. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the minimum value method with the following weighted average assumptions: expected life of three years for 1996 and two years for 1997 and 1998; risk-free interest rates of 5.6% for 1996 and 1997 and 5.4% for 1998; and no dividends during the expected term. The Company's calculations are based on a single option valuation approach, and forfeitures are recognized as they occur. If the computed fair values of the 1996, 1997 and 1998 awards had been amortized to expense over the vesting period of the awards, pro forma net income (loss) would have been (in thousands) $1,348, $3,780 and $(6,986) in 1996, 1997 and 1998, respectively.

   Other Option Arrangements

     In 1997, the Company issued 54,000 options to a consultant. The Company is recording a compensation charge of approximately $42,000 over the vesting period of the options based on the intrinsic value of the options at the date of grant. Compensation expense of approximately $8,000 and $10,000 was recorded in 1997 and 1998, respectively.


7. Income Taxes

     The results of operations of the Company have historically been included in the Parent company's consolidated tax return. The Company has a tax sharing agreement with the Parent which generally allocates tax attributes to the Company. The agreement also provides for the Parent to pay taxes on behalf of the Company. At June 30, 1997 and 1998, taxes receivable and taxes payable were with the Parent company. The provision (benefit) for income taxes, net deferred tax assets and other tax attributes have been computed as if the Company were a separate corporate taxpayer.

     The provision (benefit) for income taxes consist of (in thousands):

                                                   Years Ended June 30,
                                             -------------------------------
                                             1996         1997        1998
                                             ----         ----        ----
     Current income taxes:
        Federal...........................   $ 781      $2,126      $  (905)
        State.............................       1          29            6
                                             -----      ------      -------

                                               782       2,155         (899)
                                             -----      ------      -------
     Deferred income taxes:
        Federal...........................     (67)       (407)      (1,914)
        State.............................     (18)       (103)        (406)
                                             -----      ------      -------

                                               (85)       (510)      (2,320)
                                             -----      ------      -------

     Provision (benefit) for income taxes.   $ 697      $1,645      $(3,219)
                                             =====      ======      =======

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities used for financial reporting and the amounts used for income tax purposes. The items comprising the Company's net deferred tax assets are as follows (in thousands):

                                                    June 30,
                                            ------------------------
                                               1997          1998
                                               ----          ----
     Deferred tax assets:
       Reserves not currently deductible...   $1,634        $4,369
                                              ------        ------
     Deferred tax liabilities:
       Depreciation and amortization.......    1,096         1,029
       Other items.........................      666         1,148
                                              ------        ------
                                               1,762         2,177
                                              ------        ------
     Net deferred tax asset (liability)....   $ (128)       $2,192
                                              ======        ======


8. Other Expense - Net

     Other expense - net consists of (in thousands):

                                                   Years Ended June 30,
                                           -------------------------------------
                                             1996          1997          1998
                                             ----          ----          ----
     Interest income....................    $(260)        $(122)        $(106)
     Interest expense...................      594           589           108
     Interest expense owed to Parent....        -             -           122
                                            -----         -----         -----
                                            $ 334         $ 467         $ 124
                                            =====         =====         =====


9. Employee Benefit Plan

     In 1994, the Company established a 401(k) plan which provides for retirement and certain other benefits to the Company's employees and their beneficiaries. The Company, under the plan, makes matching contributions up to $300 per employee. The 401(k) plan is administered under a written plan and trust agreement entered into between the Company and the Company's designated trustee. Company contributions were approximately $45,000, $52,000 and $42,000 for 1996, 1997 and 1998, respectively.


10. Related Party Transactions

     At June 30, 1997 and 1998, the Parent company held six million shares of the Company's preferred stock and two million and four million shares of the Company's common stock, respectively. In 1998, the Company converted $5.7 million of debt owed to the Parent into common stock at a price of $3.15 per share.

     The Company is allocated an overhead charge based on planned revenue at the beginning of each year from the Parent, which is included in general and administrative expenses. Management believes this allocation methodology to be a reasonable basis for the charges. These charges were approximately $819,000, $1,125,000, and $1,200,000 for the years ended June 30, 1996,
     1997 and 1998, respectively.

     As described in the preceding paragraphs and Notes 6 and 7, the Company has significant transactions with the Parent. Accordingly, the accompanying financial statements may not be indicative of the financial condition or results of operations had the Company operated without such affiliations.


11. Subsequent Events

     On April 14, 1999, SymmetriCom, Inc. (SymmetriCom), consummated the sale of Linfinity Microelectronics Inc. to Microsemi Corporation ("Microsemi").
     All preferred stock, common stock, and outstanding options of Linfinity were exchanged for cash on a basis defined by the Agreement and Plan of Reorganization. The total purchase price was approximately $24 million. Microsemi was incorporated in Delaware in 1960 and is a multinational supplier of high-reliability discrete semiconductors, surface mounted assemblies and high-reliability screening and testing services.

                        LINFINITY MICROELECTRONICS INC.
                 (A Controlled Subsidiary of SymmetriCom, Inc.)

                         Condensed Financial Statements
                   as of March 31, 1999 and June 30, 1998 and
                           for the Nine Month Periods
                         Ended March 31, 1999 and 1998

                        LINFINITY MICROELECTRONICS INC.
                (A Controlled Subsidiary of Symmetricom, Inc.)

                           CONDENSED BALANCE SHEETS
              (In thousands, except share and per share amounts)


                                    ASSETS

                                                                                       March 31,
                                                                                         1999          June 30,
                                                                                      (unaudited)        1998*
                                                                                      -----------      --------
Current assets:
  Cash and cash equivalents....................................................         $ 2,807         $ 1,862
  Short-term investments.......................................................              62              60
  Accounts receivable, net.....................................................           5,509           5,806
  Inventories, net.............................................................           5,897           5,209
  Other current assets.........................................................           4,509           5,647
                                                                                        -------         -------
           Total current assets................................................          18,784          18,584
Property and equipment, net....................................................          14,596          16,433
Other assets, net..............................................................              17               8
                                                                                        -------         -------
Total assets...................................................................         $33,397         $35,025
                                                                                        =======         =======

                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable.............................................................         $ 3,319         $ 3,223
  Accrued liabilities..........................................................           3,141           3,224
  Due to SymmetriCom...........................................................           1,694           3,145
  Other current liabilities....................................................               -              31
                                                                                        -------         -------
           Total current liabilities...........................................           8,154           9,623
Deferred income taxes..........................................................           2,177           2,177

Stockholders' equity:
  Preferred stock, $0.01 par value, 10,000,000 shares authorized;
    6,000,000 outstanding......................................................          12,936          12,936
  Common stock, $0.01 par value, 20,000,000 shares authorized;
    4,197,794 and 4,192,305 outstanding........................................           6,519           6,508
  Unrealized gain on investment................................................               2               -
  Retained earnings............................................................           3,609           3,781
                                                                                        -------         -------
           Total stockholders' equity..........................................          23,066          23,225
                                                                                        -------         -------
Total liabilities and stockholders' equity.....................................         $33,397         $35,025
                                                                                        =======         =======

*The balance sheet at June 30, 1998 has been derived from audited financial statements.

                            See accompanying notes.

                        LINFINITY MICROELECTRONICS INC.
                (A Controlled Subsidiary of Symmetricom, Inc.)

                      CONDENSED STATEMENTS OF OPERATIONS
                                  (Unaudited)
                                (In thousands)

                                                                                          Nine Months Ended
                                                                                               March 31,
                                                                                  ---------------------------------
                                                                                          1999            1998
                                                                                        -------          -------
Net sales......................................................................         $34,013          $37,552
Cost of sales..................................................................          24,187           32,141
                                                                                        -------          -------
Gross profit...................................................................           9,826            5,411
                                                                                        -------          -------

Operating expenses:
  Research and development.....................................................           3,705            5,012
  Selling and marketing........................................................           3,640            4,951
  General and administrative...................................................           2,703            4,246
                                                                                        -------          -------
           Total operating loss................................................            (222)          (8,798)
Interest income................................................................              89              101
Interest expense...............................................................            (120)            (150)
                                                                                        -------          -------
Loss before income tax benefit.................................................            (253)          (8,847)
Income tax benefit.............................................................             (81)          (2,830)
                                                                                        -------          -------
Net loss.......................................................................         $  (172)         $(6,017)
                                                                                        =======          =======

                            See accompanying notes.

                        LINFINITY MICROELECTRONICS INC.
                (A Controlled Subsidiary of Symmetricom, Inc.)


                  CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY
                                  (Unaudited)
                     (In thousands, except share amounts)



                                                 Series A
                                              Preferred Stock                 Common Stock       Unrealized
                                        --------------------------      ----------------------    Gain on     Retained
                                            Shares         Amount          Shares      Amount    Investment   Earnings     Total
                                        --------------------------      ----------------------   ----------   --------    --------
Balances, June 30, 1998..............         6,000,000    $12,936         4,192,305    $6,508                  $3,781     $23,225

                                                      -
Issuance of common stock.............                                          5,489         3                                   3
Stock compensation expense...........                                                        8                                   8
Unrealized gain on investment........                                                                     2                      2
Net loss.............................                                                                             (172)       (172)
                                              ---------    -------         ---------    ------     --------     ------     -------
Balances, March 31, 1999.............         6,000,000    $12,936         4,197,794    $6,519           $2     $3,609     $23,066
                                              =========    =======         =========    ======     ========     ======     =======

                            See accompanying notes.

                        LINFINITY MICROELECTRONICS INC.
                (A Controlled Subsidiary of Symmetricom, Inc.)

                      CONDENSED STATEMENTS OF CASH FLOWS
                                  (Unaudited)
                                (in thousands)



                                                                                                     Nine Months Ended
                                                                                                         March 31,
                                                                                             -------------------------------
                                                                                                    1999            1998
                                                                                                 -------         -------
Cash flows from operating activities:
  Net loss................................................................................       $  (172)        $(6,017)
  Reconciliation to net cash provided by (used for) operating activities
    Depreciation and amortization.........................................................         2,589           2,447
    Net deferred income taxes.............................................................           566          (3,538)
    Compensation expense..................................................................             8               8
    Loss on disposal of property, plant and equipment.....................................            29              30
  Changes in assets and liabilities:
    Accounts receivable, net..............................................................           297           4,568
    Inventories...........................................................................          (688)          2,455
    Accounts payable......................................................................            96             489
    Accrued liabilities...................................................................           (83)           (437)
    Due to SymmetriCom....................................................................        (1,451)         (3,145)
    Other.................................................................................           541          (1,121)
                                                                                                 -------         -------
           Net cash provided by (used for) operating activities...........................       $ 1,732         $(4,261)
                                                                                                 -------         -------

Cash flows from investing activities:
  Purchase of property, plant and equipment, net..........................................          (781)         (3,489)
  Other...................................................................................            (9)             24
                                                                                                 -------         -------
           Net cash used for investing activities.........................................          (790)         (3,465)
                                                                                                 -------         -------

Cash flows from financing activities:
  Proceeds from exercise of options.......................................................                            30
  Issuance of common stock................................................................             3             591
                                                                                                 -------         -------
           Net cash used for financing activities.........................................             3             621
                                                                                                 -------         -------
Net increase in cash and cash equivalents.................................................           945          (7,105)

Cash and cash equivalents:
  Beginning of period.....................................................................         1,862           8,586
                                                                                                 -------         -------
  End of period...........................................................................       $ 2,807         $ 1,481
                                                                                                 =======         =======
Supplemental disclosures of cash flow information -
 cash paid during the year for:
  Interest................................................................................           120             150
                                                                                                 =======         =======
  Income taxes............................................................................        (1,150)          1,895
                                                                                                 =======         =======
Noncash investing and financing activities - conversion of
 amounts due to Parent....................................................................                       $ 5,709
                                                                                                                 =======

                           See accompanying notes.

                        LINFINITY MICROELECTRONICS INC.
                 (A Controlled Subsidiary of SymmetriCom, Inc.)

                         NOTES TO FINANCIAL STATEMENTS
                        Nine Months Ended March 31, 1999
                                  (Unaudited)
1. Basis of Presentation

The financial statements included herein have been prepared by Linfinity Microelectronics Inc. (the "Company"), without audit. Certain information and footnote disclosures, normally included in the annual financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted. These financial statements should be read in conjunction with the financial statements and notes thereto for the year ended June 30, 1998 included in this Form 8-K/A.

In the opinion of the management, these unaudited statements contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position of the Company at March 31, 1999, the results of operations for the nine-month period then ended and its cash flows for the nine-month period then ended. The results of operations for the period presented are not necessarily indicative of those that may be expected for the full year.

The Company has significant transactions with its parent, SymmetriCom, Inc. Accordingly, the accompanying financial statements may not be indicative of the financial condition or results of operations had the Company operated without such affiliations.

2. Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market. Inventories at March 31, 1999 and 1998 consist of:

                                                                                   1999          1998
                                                                                   ----          ----
     Raw materials........................................................        $  607        $  645
     Work-in-process......................................................         3,306         4,188
     Finished goods.......................................................         1,984           376
                                                                                  ------        ------
                                                                                  $5,897        $5,209
                                                                                  ======        ======


3. Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for the Company's fiscal year ending June 30, 2000. Management believes that this statement will not have a significant impact on the Company's financial position, results of operations or cash flows.

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income and No. 131, Disclosures About Segments of an Enterprise and Related Information, which require the Company to report and display certain information related to comprehensive income and operating segments, respectively. Both statements are effective for fiscal years beginning after December 15, 1997. Accordingly, the Company will adopt SFAS No. 130 and SFAS No. 131 starting with its fiscal year ending June 30, 1999. Management believes that these statements will not have a significant impact on the Company's financial position, results of operations or cash flows.

4.  Contingencies

The Company is a party to certain legal claims in the normal course of its operations. While the results of such claims cannot be predicted with any certainty, management, after consultation with legal counsel, believes that the final outcome of such matters will not have a material adverse effect on the Company's financial position and results of operations.

5.  Subsequent Event

On April 14, 1999, SymmetriCom, Inc. (SymmetriCom), consummated the sale of Linfinity Microelectronics Inc. to Microsemi Corporation ("Microsemi"). All preferred stock, common stock, and outstanding options of the Company were exchanged for cash on a basis defined by the Agreement and Plan of Reorganization. The total purchase price was approximately $24 million. Microsemi was incorporated in Delaware in 1960 and is a multinational supplier of high-reliability discrete semiconductor, surface mounted assemblies and high-reliability screening and testing services.

(b)  Unaudited Pro Forma Condensed Financial Information.

On April 14, 1999, Microsemi Corporation ("Microsemi" or the "Company") acquired all of the outstanding capital stock of Linfinity Microelectronics, Inc. ("Linfinity") for $24,100,000 in cash. The acquisition has been accounted for under the purchase method of accounting. Accordingly, the results of operations will be included with the Company's beginning at the acquisition date. The purchase price resulted in an excess of the cost of the acquisition over the fair value of the net assets acquired of $29,000. Such excess is being amortized on a straight-line basis over 10 years. The preliminary purchase price allocation is based on an independent appraisal and management's estimates. The purchase price allocation is subject to further refinement and change over the next year.

The Unaudited Pro Forma Condensed Balance Sheet at April 4, 1999 combines the historical balance sheets of the Company and Linfinity as if the acquisition had occurred on April 4, 1999, after giving effect to certain adjustments described in the accompanying Notes to Unaudited Pro Forma Condensed Financial Information.

The Unaudited Pro Forma Condensed Income Statements for the year ended September 27, 1998 and for the six-months ended April 4, 1999 present the combined results of operations of the Company and Linfinity as if the acquisitions had occurred on September 29, 1997, after giving effect to certain adjustments described in the accompanying Notes to Unaudited Pro Forma Condensed Financial Information.

The following Unaudited Pro Forma Condensed Financial Information is presented for illustrative purposes only. It is not necessarily indicative of the consolidated financial position or results of operations for future periods or the results that actually would have been realized had the Company and Linfinity been a consolidated company during the specified periods. The Unaudited Pro Forma Condensed Financial Information, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with the historical consolidated financial statements and the notes thereto, which were previously reported in the Company's Annual Report on Form 10-K for the year ended September 27, 1998 and the Quarterly Report on Form 10-Q for the quarter ended April 4, 1999.

This report on Form 8-K/A may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from these forward-looking statements as a result of the risk factors stated in the Company's periodic reports both previously and hereafter filed with the Securities Exchange Commission.

The required Unaudited Pro Forma Financial Information is as follows:

   Unaudited Pro Forma Condensed Balance Sheet at April 4, 1999

   Unaudited Pro Forma Condensed Income Statement for the fiscal year ended September 27, 1998

   Unaudited Pro Forma Condensed Income Statement for the six-months ended
       April 4, 1999

   Notes to Unaudited Pro Forma Condensed Financial Information

                    MICROSEMI CORPORATION AND SUBSIDIARIES
                  Unaudited Pro Forma Condensed Balance Sheet
                                 April 4, 1999
                                (in thousands)

                                                Microsemi          Linfinity           Pro Forma              Pro Forma
                                                                                      Adjustments
                                                                                       (Note 2)
Assets

Current assets
   Cash                                          $  5,800            $ 2,867             $   (184) (a)         $  8,483
   Accounts receivable (net)                       22,087              5,509                    -                27,596
   Inventories                                     56,953              5,423                    -                62,376
   Current deferred tax assets                          -              4,100               (4,100) (b)                -
   Other current assets                             7,877                 11                    -                 7,888
                                                 --------            -------             --------              --------

Total current assets                               92,717             17,910               (4,284)              106,343
                                                 --------            -------             --------              --------

Fixed assets (net)                                 35,097             14,596                    -                49,693
Other assets                                       16,198                 17                  450  (c)           16,665
Intangible assets                                       -                  -                4,590  (d)            4,590
                                                 --------            -------             --------              --------

Total assets                                     $144,012            $32,523             $    756              $177,291
                                                 ========            =======             ========              ========

Liabilities & stockholder's equity

Current liabilities
   Notes payable to bank and others              $  8,807            $     -             $  5,733  (e)         $ 14,540
   Current maturity of long-term
       debt                                         3,782                  -                2,000  (f)            5,782
   Due to SymmetriCom                                   -              1,694               (1,694) (g)                -
   Accounts payable                                 6,330              3,292                    -                 9,622
   Accrued liabilities                             12,071              2,754                    -                14,825
   Income taxes payable                             7,803                  -                    -                 7,803
                                                 --------            -------             --------              --------

Total current liabilities                          38,793              7,740                6,039                52,572
                                                 --------            -------             --------              --------

Long-term debt                                     17,716                  -               19,500  (h)           37,216
                                                 --------            -------             --------              --------
Other long-term liabilities                         1,956              1,762               (1,762) (i)            1,956
                                                 --------            -------             --------              --------

Stockholders' equity                               85,547             23,021              (23,021) (j)           85,547
                                                 --------            -------             --------              --------

Total liabilities & stockholder's
   equity                                        $144,012            $32,523             $    756              $177,291
                                                 ========            =======             ========              ========

                    MICROSEMI CORPORATION AND SUBSIDIARIES
                Unaudited Pro Forma Condensed Income Statement
                 For the Fiscal Year Ended September 27, 1998
                   (in thousands, except per share amounts)

                                                Microsemi          Linfinity              Pro Forma          Pro Forma
                                                                                         Adjustments
                                                                                          (Note 2)
Sales                                           $164,710           $ 47,270               $     -             $211,980
Cost of sales                                    118,957             39,288                     -              158,245
                                                --------           --------                                   --------
Gross profit                                      45,753              7,982                     -               53,735
                                                --------           --------               -------             --------

Operating expenses
    Selling                                       10,939             12,611                     -               23,550
    General and administrative                    13,843              5,318                     -               19,161
    Amortization of goodwill and
       intangible assets                             512                  -                 2,326  (k)           2,838
                                                --------           --------               -------             --------
              Total operating expenses            25,294             17,929                 2,326               45,549
                                                --------           --------               -------             --------

Income (loss) from operations                     20,459             (9,947)               (2,326)               8,186
                                                --------           --------               -------             --------

Interest and other expenses                       (2,198)              (124)               (2,179) (l)          (4,501)
                                                --------           --------               -------             --------

Income (loss) before income taxes                 18,261            (10,071)               (4,505)               3,685
Provision (benefit) for income taxes               6,939             (3,219)               (1,712) (m)           2,008
                                                --------           --------               -------             --------

Net income (loss)                               $ 11,322           $ (6,852)              $(2,793)            $  1,677
                                                ========           ========               =======             ========

Basic earnings per share                        $   1.05                                                      $   0.16
                                                ========                                                      ========

Diluted earnings per share                      $   0.98                                                      $   0.17
                                                ========                                                      ========

Weighted-average common shares
   outstanding for basic                          10,735                                                        10,735
                                                ========                                                      ========

Weighted-average common shares
   outstanding for diluted                        11,956                                                        11,956
                                                ========                                                      ========

                    MICROSEMI CORPORATION AND SUBSIDIARIES
                Unaudited Pro Forma Condensed Income Statement
                    For the Six Months Ended April 4, 1999
                   (in thousands, except per share amounts)

                                                  Microsemi          Linfinity           Pro Forma             Pro Forma
                                                                                        Adjustments
                                                                                         (Note 2)
Sales                                              $78,908            $23,401             $     -               $102,309
Cost of sales                                       58,457             16,557                   -                 75,014
                                                   -------            -------             -------               --------
Gross profit                                        20,451              6,844                   -                 27,295
                                                   -------            -------             -------               --------
Operating expenses
    Selling                                          6,500              4,808                   -                 11,308
    General and administrative                       6,254              1,798                   -                  8,052
    Amortization of goodwill and
      intangible assets                                  -                  -                 188  (n)               188
                                                   -------            -------             -------               --------
Total operating expenses                            12,754              6,606                 188                 19,548
                                                   -------            -------             -------               --------

Income (loss) from operations                        7,697                238                (188)                 7,747
                                                   -------            -------             -------               --------

Interest and other expenses                           (913)               (2)              (1,090) (o)            (2,005)
                                                   -------            -------             -------               --------

Income (loss) before income taxes                    6,784                236              (1,278)                 5,742
Provision (benefit) for income taxes                 2,510                 75                (473) (p)             2,112
                                                   -------            -------             -------               --------

Net income (loss)                                  $ 4,274            $   161             $  (805)              $  3,630
                                                   =======            =======             =======               ========

Basic earnings per share                           $  0.38                                                      $   0.35
                                                   =======                                                      ========

Diluted earnings per share                         $  0.37                                                      $   0.32
                                                   =======                                                      ========
Weighted-average common shares
   outstanding for basic                            10,337                                                        10,337
                                                   =======                                                      ========
Weighted-average common shares
   outstanding for diluted                          11,449                                                        11,449
                                                   =======                                                      ========

                             MICROSEMI CORPORATION
         NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION
                                 (in thousands)

Note 1.   Basis of Presentation

On April 14, 1999, Microsemi Corporation ("Microsemi") completed the acquisition of all of the outstanding capital stock of Linfinity Microelectronics, Inc. ("Linfinity") from SymmetriCom, Inc. ("SymmetriCom"). The transaction was completed pursuant to the Agreement and Plan of Reorganization dated February 10, 1999 by and among Microsemi, Microsemi-Linfinity Acquisition Corporation, SymmetriCom and Linfinity. Microsemi paid approximately $24,100 in cash. All preferred stock, common stock, and outstanding options of Linfinity were exchanged for cash on a basis defined by the Agreement and Plan of Reorganization. In addition, Linfinity was transferred certain liabilities. Of the purchase price, approximately $1,100 was deposited into an escrow account to provide funds for potential claims for indemnification of Microsemi under certain provisions of the Agreement and Plan of Reorganization.

The unaudited pro forma condensed balance sheet combines Microsemi's unaudited condensed balance sheet amounts as of April 4, 1999 with Linfinity's unaudited condensed balance sheet amounts as of March 31, 1999 and gives effect to the acquisition as if the transaction had taken place on April 4, 1999.

The unaudited pro forma condensed income statement is presented using Microsemi's unaudited condensed income statement for the six months ended April 4, 1999 combined with Linfinity's unaudited condensed income statement for the six months ended March 31, 1999 and gives effect to the acquisition as if the transaction had occurred on September 29, 1997. Additionally, the presentation includes Microsemi's condensed income statement for the fiscal year ended September 27, 1998 combined with Linfinity's condensed income statement for the fiscal year ended June 30, 1998 and gives effect to the acquisition as if the transaction had taken place on September 29, 1997.

The results of operations for the six months ended April 4, 1999 are not necessarily indicative of the results to be expected for the full year.

There were no transactions between Microsemi and Linfinity during the period presented and there are no significant differences between the accounting policies of Microsemi and Linfinity.

The unaudited pro forma condensed financial information should be read in conjunction with the consolidated financial statements and notes thereto of Microsemi, which were previously reported in Microsemi's Annual Report on Form 10-K for the year ended September 27, 1998 and its Quarterly Report on Form 10-Q for the quarter ended April 4, 1999, and with the financial statements and notes thereto of Linfinity included elsewhere in this Form 8-K/A. These pro forma statements are based on such consolidated financial statements after giving effect to the transaction under the purchase method of accounting and the assumptions and adjustments described below. The pro forma information does not purport to be indicative of the results which would have been reported if the purchase had been in effect for the periods presented or which may result in the future.

Note 2.   Pro Forma Adjustments

The pro forma adjustments are based on a preliminary allocation of the purchase price to the assets acquired and liabilities assumed. The allocation of the purchase price is based on an independent appraisal of certain assets as well as management estimates of fair value.

Pro forma adjustments relating to the acquisition in the unaudited pro forma financial information are summarized as follows:

                                                                                                                   As of
                                     Ref                               Adjustment                              April 4, 1999
                                     ---                               ----------                              -------------
Cash                                 (a)      To eliminate asset which was not purchased by Microsemi            $ (2,868)
                                              To record additional cash proceeds from new bank financing            2,684
                                                                                                                 --------
                                                                                                                     (184)
                                                                                                                 --------

Current deferred tax assets          (b)      To eliminate tax asset which was not purchased by Microsemi          (4,100)

Other assets                         (c)      To record finance fees for loan used in acquisition                     450

Intangible assets                    (d)      To record the allocation of the purchase price to certain
                                              intangible assets and goodwill                                        4,590
                                                                                                                 --------

Increase in total assets......................................................................................   $    756
                                                                                                                 ========

Notes payable to bank and            (e)      To record net proceeds under new loan used to finance the
 others                                       purchase of Linfinity                                                 5,733

Current maturity of long-term        (f)      To record net proceeds under new loan used to finance the
  debt                                        purchase of Linfinity                                                 2,000

Due to Symmetricom                   (g)      To eliminate liability which was not assumed by Microsemi            (1,694)

Long-term debt                       (h)      To record net proceeds under new loan used to finance the
                                              purchase of Linfinity                                                19,500

Other long-term liabilities          (i)      To eliminate liabilities which were not assumed by Microsemi         (1,762)

Stockholders' equity                 (j)      To eliminate the net assets of Linfinity                            (23,021)
                                                                                                                 --------
Increase in total liabilities
 and stockholders' equity.....................................................................................   $    756
                                                                                                                 ========

                                                                                                                Year Ended
                                                                                                               September 27,
                                     Ref                               Adjustment                                  1998
                                     ---                               ----------                              -------------
Amortization of goodwill and         (k)      To record amortization of goodwill and other intangible
  intangible assets                           assets                                                                  376
                                              To record write-off of IPR&D                                          1,950
                                                                                                                 --------
                                                                                                                    2,326
                                                                                                                 --------

Interest and other expenses          (l)      To record interest expense in connection with new loans               2,179

Provision (benefit) for income       (m)      To record the tax affects of the above adjustments                   (1,712)
  taxes                                                                                                          --------

Decrease in net income (loss).................................................................................      2,793
                                                                                                                 ========

                                                                                                                     Six-Months
                                                                                                                        Ended
                                                                                                                      April 4,
                                        Ref                             Adjustment                                      1999
                                        ---                             ----------                                   ----------
Amortization of goodwill and            (n)     To record amortization of goodwill and other intangible assets           188
   intangible assets

Interest and other expenses             (o)     To record interest expense in connection with new loans                1,090

Provision (benefit) for income taxes    (p)     To record the tax affects of the above adjustments                      (473)
                                                                                                                     -------
Decrease in net income (loss).......................................................................................     805
                                                                                                                     =======

This Current Report on Form 8-K/A may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from these forward-looking statements as a result of the risk factors set forth in Microsemi's periodic reports both previously and hereafter filed with the Securities Exchange commission.

Note 3.   Pro Forma Earnings Per Share

Basic pro forma earnings per share was calculated based on equivalent shares of Microsemi's Common Stock outstanding at April 4, 1999 and September 27, 1998. Diluted earnings per share included Microsemi's equivalent common shares for the periods ended April 4, 1999 and September 27, 1998.

  (c) Exhibits.

      *2.2 Agreement and Plan of Reorganization dated as of February 10, 1999, among the Registrant, Micro Linfinity Acquisition Corporation, a Delaware corporation, Linfinity Microelectronics, Inc., a Delaware corporation, and SymmetriCom, Inc., a California corporation, and the following exhibit:

               Exhibit A  Escrow Agreement
                          The following exhibits and schedules are omitted from this filing, and the Registrant agrees to furnish supplementally a copy of any thereof to the Securities and Exchange Commission upon request:
               Exhibit B  Opinion of Wilson Sonsini Goodrich & Rosati
               Exhibit C  Phase II Environmental Workplan
               Exhibit D  Opinion of Purchaser's Counsel
                          Disclosure Schedule of SymmetriCom and Linfinity Disclosure Schedule of Purchaser

      23.1  Consent of Independent Accountants

      *99.1 News Release dated April 15, 1999 relating to the merger of Linfinity Microelectronics, Inc. and Micro Linfinity Acquisition Corporation, the Registrant's wholly-owned subsidiary


* Incorporated herein by reference to the like-numbered Exhibit filed with the Registrant's Form 8-K Current Report filed with the Securities and Exchange Commission on April 28, 1999.

                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         MICROSEMI CORPORATION
                                         (Registrant)


                                         By:   /s/ DAVID R. SONKSEN
                                         -------------------------------------
                                         David R. Sonksen,
                                         Vice President - Finance and
                                         Chief Financial Officer
                                         (Principal Financial Officer and
                                         Chief Accounting Officer and duly
                                         authorized to sign on behalf of the
                                         Registrant)

Date:  June 28, 1999